Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

Priority Income Fund, Inc.
New York, New York

We hereby consent to the use, in the Investment Company Act File No. 811-22725 Amendment No. 41, and Securities Act File No. 333-230355, Pre-Effective Amendment No. 2 under the Securities Act of 1933 on Form N-2 (the “Registration Statement”), of our report dated August 28, 2019 relating to the June 30, 2019 financial statements of Priority Income Fund, Inc., which is contained in the Statement of Additional Information of such Registration Statement filed on September 27, 2019.

We also consent to the reference to us under the caption “Financial Highlights,” “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
September 27, 2019